Exhibit 99 - Press release issued June 1, 2004

28470 13 Mile Road Suite 300 Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Laurie Owens
Director of Customer Service
Phone: 810-987-2200 Ext. 2023

SEMCO ENERGY Announces $19 Million Equity Private Placement

FARMINGTON HILLS, Mich., June 1, 2004 — SEMCO ENERGY, Inc. (NYSE: SEN) today announced the private placement of $19 million of convertible preference shares (the “Securities”) to K-1 GHM, LLLP (“K-1”), an affiliate of private equity firm k1 Ventures Limited. The transaction represents the second tranche of the previously announced $50 million issuance of the Securities to K-1 and was approved by the Company’s shareholders at the Annual Meeting of Shareholders on May 24, 2004. The Company initially issued $31 million of the Securities, and related warrants to purchase Common stock, to K-1 on March 19, 2004. The terms of the issuance are the same as those of the previously issued shares.

The Company will use the net proceeds from the private placement to repay existing indebtedness. The Company also announced that it has called the $30 million principal amount of 8% Series Notes due 2010. The redemption will occur on June 30, 2004.

“These transactions represent continued progress in the Company’s strategy to improve its capital structure by reducing the Company’s debt to total capitalization ratio. Our goals remain to successfully position the Company to achieve earnings growth and build value for our shareholders by focusing on our gas distribution businesses,” said George A. Schreiber, Jr., President and Chief Executive Officer of SEMCO ENERGY, Inc.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to approximately 391,000 customers in Michigan and Alaska. It owns and operates businesses involved in natural gas pipeline construction services, propane distribution and intrastate pipelines and natural gas storage in several regions in the United States. In addition, SEMCO provides information technology, specializing in serving mid-sized companies in various sectors.

k1 Ventures Limited invests in a wide range of investments across diverse sectors. k1 Ventures Limited is domiciled in the Republic of Singapore and is listed on the Singapore Exchange Securities Trading Limited (the Singapore Stock Exchange). K-1 GHM, LLLP is an affiliate of k1 Ventures Limited.

The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, the Company’s ability to implement its strategic, operational and financial initiatives, management performance and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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